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                                                                     EXHIBIT 2.4

                                ESCROW AGREEMENT

     THIS ESCROW AGREEMENT (the "Escrow Agreement") is made and entered into as of the 27th day of March, 2002, by and among TALX Corporation, a Missouri corporation ("Buyer"), and Falcon, LLC, as Sellers' representative ("Sellers"), and UMB Bank, N.A., a national banking association, as escrow agent (the "Escrow Agent").

                                    RECITALS

     A. Buyer has entered into an Acquisition Agreement (the "Acquisition Agreement"), dated as of even date herewith, pursuant to which, among other things, Buyer will buy all or substantially all of the outstanding stock of James E. Frick, Inc., a Missouri corporation (the "Company").

     B. Pursuant to Section 2.5 of the Acquisition Agreement, TALX has agreed to deposit the sum of $8,000,000 in cash, including the funds already in escrow as described in Section 1 below (the "Escrow Deposit") with the Escrow Agent to be disbursed in accordance with the terms of such Section 2.5 and subject to the terms and conditions of this Escrow Agreement.

     C. The Escrow Agent has agreed to hold the Escrow Funds (as hereinafter defined) and disburse and apply same in accordance with the terms and conditions of this Escrow Agreement.

     D. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings attributed to them in the Acquisition Agreement, a copy of which is being delivered to the Escrow Agent concurrently with the execution and delivery of this Escrow Agreement solely for such purpose.

     NOW, THEREFORE, in consideration of the foregoing recitals, the promises and the mutual agreements expressed herein and in the Acquisition Agreement, the parties hereto agree as follows:

                                   AGREEMENTS

     1. Direction of Prior Escrow. The Company and Buyer hereby direct the Escrow Agent to transfer to the Escrow Funds (as hereinafter defined) all funds held under that certain Escrow Agreement, dated February 6, 2002, by and among Buyer, the Company and the Escrow Agent.

     2. Appointment of Escrow Agent. Buyer and Sellers hereby appoint the Escrow Agent to serve as escrow agent hereunder and the Escrow Agent hereby accepts such appointment and agrees to act as escrow agent hereunder and to accept, hold and distribute the Escrow Funds (as hereinafter defined) in accordance with and subject to the terms and conditions hereof.




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     3.     Deposit of Escrow Funds. Pursuant to Section 2.5 of the Acquisition
Agreement, by electronic transfer, concurrently with the execution and delivery of this Escrow Agreement, Buyer has deposited the Escrow Deposit with the Escrow Agent, and the Escrow Agent hereby acknowledges receipt of the Escrow Deposit. The Escrow Deposit and any earnings realized thereon are referred to herein collectively as the "Escrow Funds."

     4. Investments. The Escrow Agent shall cause the Escrow Funds from time to time to be invested and reinvested in one or more of the following, which it in its sole discretion shall select: (i) debt securities for the payment of which the full faith and credit of the United States of America is pledged ("U.S. Securities"), or (ii) money market funds investing exclusively in U.S. Securities or agreements to repurchase U.S. Securities, or (iii) bank certificates of deposit issued by banks with a capitalization in excess of $250,000,000 and whose commercial paper is rated "A" or better by Standard and Poors, provided that the maturity date of such certificates of deposit shall not exceed one (1) year from the date hereof. All earnings, dividends or other property (including stock dividends or securities, which shall be converted into cash) received in connection with the Escrow Funds shall be invested as provided in this Section 4. The Escrow Agent shall supply a written account to Buyer and Sellers monthly listing all transactions with respect to the Escrow Funds during each such period.

     5.     Application of Escrow Funds to Claims of the Buyer Indemnified
            Persons.

     (a) In the event that a Buyer Indemnified Person seeks indemnification for Indemnified Losses pursuant to Section 8.1 of the Acquisition Agreement, such Buyer Indemnified Persons shall deliver the written notice required by section 8.3 of the Acquisition Agreement (the "Release Notice") to Sellers. Buyer shall also cause a copy of the Release Notice to be delivered to the Escrow Agent on the same date, together with a statement confirming the date upon which such Release Notice has been provided to Sellers on the same date. If Sellers dispute the validity or amount of any such claim, Sellers shall so notify the Buyer Indemnified Person seeking such indemnification in writing (a "Dispute Notice") within 10 calendar days after the Buyer Indemnified Person has provided Sellers with its Release Notice. The Dispute Notice, if any, shall state that Sellers dispute the distribution described in the Release Notice and will contain a description in reasonable detail of the basis for the dispute and the amount in dispute. Sellers shall cause a copy of the Dispute Notice to be provided to the Escrow Agent on the same date that such Dispute Notice is provided to the Buyer Indemnified Person, together with a statement confirming that such Dispute Notice has been provided to the Buyer Indemnified Person on the same date. If a Dispute Notice has not been delivered to the Buyer Indemnified Person and the Escrow Agent within the required 10 day period, the Escrow Agent shall promptly disburse to Buyer the portion of the Escrow Funds set forth in the Release Notice.

     (b) In the event that a Dispute Notice has been provided to the Buyer Indemnified Person within the required 10 day period, the Escrow Agent shall distribute promptly to Buyer the undisputed portion of the amount set forth in the Release Notice (if any), and withhold the amount in dispute (the "Disputed Amount"), which amount shall be distributed in accordance with the following sentences. The Disputed Amount shall be held by the Escrow Agent in accordance with the terms hereof until the earlier to occur of the following: (i) Sellers



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and Buyer jointly direct the disbursement of the Disputed Amount by delivering written instruction to the Escrow Agent, or (ii) the Escrow Agent receives a copy of a judgment or order of a court of competent jurisdiction certified as such by such court (a "Judgment") with respect to the Disputed Amount (which judgment or order shall also be delivered by Buyer or Sellers, as the case may be, to the other party hereto). Upon receipt of such instructions, or not less than 10 calendar days nor more than 15 calendar days after receipt of such certified copy of a Judgment, the Escrow Agent shall (unless it receives a notice of appeal of the Judgment in such period) disburse the Disputed Amount, as required by such instructions or Judgment, as the case may be. If the Escrow Agent receives a notice of appeal of the Judgment in such period, then the Escrow Agent shall continue to hold the Disputed Amount in accordance with the terms hereof until Sellers and Buyer jointly direct the disbursement of the Disputed Amount by delivering written instruction to the Escrow Agent. Upon its receipt of such instructions, the Escrow Agent shall promptly disburse the Disputed Amount in accordance with such instructions. Each of Buyer and Sellers hereby agrees that it shall join the other in delivering written instructions to the Escrow Agent promptly (but in no case later than 15 days) after the earlier of (i) the entry of a decision or order of a court of competent jurisdiction with respect to such Disputed Amount which it does not intend to appeal or (ii) the entry of a final, non-appealable decision or order of a court of competent jurisdiction with respect to such Disputed Amount; it being understood that any such instructions shall be consistent in all respects with the latest appellate order or decision with respect to the Disputed Amount.

     6. Termination. This Agreement shall terminate upon the disbursement of the entire Escrow Funds as provided herein, unless sooner terminated by written agreement of Buyer and Seller.

     7. Final Distribution. On the one-year anniversary hereof (the "Final Distribution Date"), the Escrow Funds then remaining in escrow shall be distributed by the Escrow Agent to Sellers; provided, however, that, notwithstanding the expiration of the representations and warranties of Sellers and the Company made in the Acquisition Agreement, if any claim asserted by any Buyer Indemnified Person prior to the Final Distribution Date in respect of which a Release Notice has been provided hereunder shall not have been paid or finally determined in accordance with the terms hereof, a portion of the Escrow Funds having an aggregate value equal to the amount of such claim on such date shall be retained in escrow until such claim(s) shall have been so paid or finally determined, whereupon any remaining portion of Escrow Funds shall be distributed to Sellers. Any such distribution shall be net of any required tax or other withholding or deduction, as determined by Buyer and Sellers. The parties will make all reasonable efforts to resolve any claims still pending at the time of such distribution as quickly as possible.

     8. Joint Written Instructions and Directions. Notwithstanding any other provisions of this Escrow Agreement, the Escrow Agent shall deal with the Escrow Funds, or any part thereof, at any time in accordance with any directions jointly given in writing by Buyer and Sellers to the Escrow Agent.

     9. Notices and Written Directions. All notices, requests, demands, and other communications required or permitted under this Escrow Agreement shall be in writing and shall



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be deemed to have been duly given and made upon being delivered either by courier or fax delivery to the party for whom it is intended, provided that a copy thereof is deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail, bearing the address shown in this
Section 9 for, or such other address as may be designated in writing hereafter by, such party:

If to Buyer:

TALX Corporation
1850 Borman Court
St. Louis, Missouri 63146
Attention:  William W. Canfield
Facsimile:  (314) 214-7588

With a copy to:

Bryan Cave LLP
One Metropolitan Square, Suite 3600
211 North Broadway
St. Louis, Missouri  63102
Attention: R. Randall Wang and Kathryn Elliott Love
Facsimile: (314) 259-2020

If to the Sellers:

c/o Falcon, LLC, as Sellers' Representatives
500 N. Broadway, Suite 2000
St. Louis, MO  63102-2147
Attn:  Henry H. Stern, Jr.
Facsimile:  (314) 612-1342

With a copy to:

Henry H. Stern, Jr.
500 North Broadway, Suite 2000
St. Louis, MO  63102
Facsimile: (314) 612-1342

If to the Escrow Agent:

UMB Bank, N.A.
2 South Broadway, Suite 435
St. Louis, MO  63102
Attention:  Corporate Trust Department
Facsimile:  (314) 612-8499



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     10.    Transfer of Interests. The interests of Sellers and Buyer in the
Escrow Funds and the rights and obligations of the parties hereunder may not be assigned, sold, pledged or otherwise transferred or dispersed except by operation of law, and will not be represented by any certificate or instrument. Neither the Buyer nor Sellers shall be entitled to withdraw the Escrow Funds except as provided hereunder or to substitute any other property therefor.

     11. Liabilities of Buyer and Sellers. Neither the depositing hereunder of the Escrow Deposit nor any of the other provisions of this Escrow Agreement shall directly or indirectly limit or expand any of the liabilities or obligations of Buyer or Sellers to the other under the Acquisition Agreement.

     12.    Provisions Concerning the Escrow Agent.

     12.1 The duties of the Escrow Agent shall be as expressed herein and the Escrow Agent shall act as a depository only and shall have no implied duties nor shall the permissive right or power to take any action be construed as a duty to take such action under any circumstances and the Escrow Agent shall not be liable except in the event of its negligence or willful misconduct.

     12.2 For its services hereunder, the Escrow Agent shall receive a flat fee of $2,000 plus reasonable fees for investment of the Escrow Funds hereunder from time to time, provided, however, that if this Escrow Agreement shall continue beyond the Final Distribution Date, the Escrow Agent shall be entitled to an additional fee of $75 per month for each month or portion thereof that this Escrow Agreement extends beyond the Final Distribution Date. In addition, the Escrow Agent shall be entitled to reimbursement on request for all expenses, disbursements and advances, including reasonable attorneys' and accounting fees incurred or made by the Escrow Agent in the performance of its duties hereunder. Such fees and expenses shall be paid 50% by Sellers and 50% by Buyer.

     12.3 Any recitals contained herein shall be deemed to be those of the parties hereto other than the Escrow Agent.

     12.4 The Escrow Agent shall not be required to give any bond or surety or report to any court despite any statute, custom or rule to the contrary.

     12.5 The Escrow Agent shall be protected in acting upon any notice, request, consent, certificate, order, affidavit, letter, telegram, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons as contemplated herein.

     12.6 The Escrow Agent may execute any of the duties under this Escrow Agreement by or through agents or receivers.

     12.7 The Escrow Agent shall not be required to take notice or be deemed to have notice of any default or other fact or event under the Acquisition Agreement unless the



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Escrow Agent shall be specifically notified in writing of such default, fact or event in accordance with the provisions hereof.

     12.8 The Escrow Agent may at any time resign from the position created in this Escrow Agreement by giving thirty (30) days written notice by registered or certified mail to each of Buyer and Sellers and such resignation shall take effect at the end of such thirty days or upon earlier appointment of a successor by Buyer and Sellers. If the Escrow Agent resigns and Buyer and Sellers cannot agree upon its successor within 30 days from the notice date of such resignation, its successor under this Escrow Agreement shall be a trust company designated by the Escrow Agent in its sole discretion. Upon the appointment of the Escrow Agent's successor, such successor or escrow agent shall assume all powers, rights and duties of the Escrow Agent hereunder without any further action

     12.9 In the event the Escrow Agent becomes involved in litigation by reason hereof, it is hereby authorized to deposit with the clerk of the court in which the litigation is pending any and all funds, securities, or other property held by it pursuant hereto, less its fees, expenses and advances, and thereupon shall stand fully relieved and discharged of any further duties hereunder. Also, in the event the Escrow Agent is threatened with litigation by reason hereof, it is hereby authorized to implead all interested parties in any court of competent jurisdiction and to deposit with the clerk of such court any such funds, securities, or other property held by it pursuant hereto, less its fees, expenses and advances, and thereupon shall stand fully relieved and discharged of any further duties hereunder.

     12.10 The Escrow Agent may engage legal counsel, who shall not be counsel for any other party to this Escrow Agreement, and shall not be liable for any act or omission taken or suffered pursuant to the opinion or advice of such counsel.

     12.11 Unless specifically required by the terms of this Escrow Agreement, the Escrow Agent need not take notice of or enforce any other document or relationship, including, without limiting the generality of the foregoing, any contract, settlement, arrangement, plan, assignment, pledge, release, decree or the like, but its duties shall be solely as set out in this Escrow Agreement.

     12.12 The parties to this Escrow Agreement (other than the Escrow Agent) hereby agree, jointly and severally, to indemnify and save harmless the Escrow Agent from and against any loss, liability or expense reasonably incurred, without negligence or bad faith on its part, arising out of or in connection with the Escrow Agreement, including the expense of defending itself against any claim or liability in the premises. This indemnity agreement shall survive the termination of this Escrow Agreement. Notwithstanding the foregoing, Buyer and Sellers agree that any payment required to be made pursuant to this Section
12.12 shall be paid 50% by Buyer and 50% by Sellers.

     12.13 Buyer and Sellers together may terminate the appointment of the Escrow Agent hereunder upon written notice specifying the date upon which such termination shall take effect. In the event of such termination, Buyer and Sellers shall before the date of such



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termination jointly appoint a successor Escrow Agent, and the Escrow Agent shall deliver the remaining Escrow Funds to such successor Escrow Agent.

     13. Counterparts. Counterpart copies of this Escrow Agreement may be signed by all parties and signature pages exchanged by telecopier. The parties intend that counterpart copies signed and exchanged as provided in the preceding sentence shall be fully binding. Counterpart originals of this Escrow Agreement shall be exchanged by U.S. mail or express service at the earliest reasonable date following the exchange of signature pages by telecopier.

     14. Governing Law. This Escrow Agreement shall be governed by the internal law (ignoring principles of conflicts of laws) of the State of Missouri and each of the parties hereto agrees to attorn to the exclusive jurisdiction of the courts of the State of Missouri. Deliveries under this Escrow Agreement shall be made by and to the parties hereto (or their lawfully appointed attorney-in-fact) in the United States.

      Remainder of page left intentionally blank. Signature page to follow.





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     IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date first set forth above.

TALX Corporation


By: /s/ Craig N. Cohen
    -------------------------------------------------------------------
    Craig N. Cohen
    Vice President-Application Services and Software and Chief Financial Officer


Falcon, LLC,
Sellers' Representative

By: /s/ Jennifer Hill
    -------------------------------------------------------------------
    Jennifer Hill
    Manager


UMB Bank, N.A., as escrow agent


By:    /s/ Victor Zarrilli
       ----------------------------------------------------------------
Name:  Victor Zarrilli
       ----------------------------------------------------------------
Title: Vice President
       ----------------------------------------------------------------


For purposes of Section 1 only:
James E. Frick, Inc.


By: /s/ Joseph Stohldrier
    -------------------------------------------------------------------
    Joseph Stohldrier
    President and Chief Executive Officer



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